Exhibit 23.1

Ernst & Young Vietnam Limited 20th Floor, Bitexco Financial Tower 2 Hai Trieu Street, District 1 Ho Chi Minh City, S.R. of Vietnam	Tel: +84 28 3824 5252 Fax: +84 28 3824 5250 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 28, 2022 of VinFast Trading & Investment Pte. Ltd. and VinFast Trading and Production JSC, and reports dated March 9, 2023 of VinFast Auto Pte. Ltd., in the Registration Statement on Form F-1 (File No. 333-268684) and related Prospectus of VinFast Auto Pte. Ltd. for the registration of its ordinary shares.

/s/ Ernst & Young Vietnam Limited

Ho Chi Minh city, Vietnam

March 9, 2023